Exhibit 4.3

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is made as of __________, 2013 (“Effective Date”), by and between Black Diamond Holdings LLC, a Colorado limited liability Company (the “Restricted Holder”), and BGS Acquisition Subsidiary, Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

WHEREAS, pursuant to the transactions contemplated under that certain Amended and Restated Merger and Share Exchange Agreement, dated as of __________, 2013 (the “Merger Agreement”), by and among the Purchaser, BGS Acquisition Corp., a British Virgin Islands business company with limited liability (the “Parent”), BGS Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser (“Merger Sub”), the Restricted Holder, Black Diamond Financial Group, LLC, a Delaware limited liability company and the manager of the Company (the “Manager”), TransnetYX Holding Corp., a Delaware corporation (the “Target”), with the result of such merger being that Target shall merge into Merger Sub and be a wholly-owned subsidiary of the Purchaser, with the stockholders of the Target exchanging its common shares for shares of common stock of the Purchaser, all pursuant to the terms of the Merger Agreement (the “Merger”);

WHEREAS, the Merger Agreement provides that, among other things, Two Million (2,000,000) of the shares of Purchaser Common Stock owned by the Restricted Holder (the “Restricted Securities”) shall be subject to certain restrictions on Disposition (as defined herein), all as more fully set forth herein.

NOW, THEREFORE, as an inducement to and in consideration of the Purchaser’s agreement to enter into the Merger Agreement and proceed with the Merger, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Lock Up Period.

(a)           The Restricted Holder hereby agrees that from the Effective Date until the first to occur of (i) the date on which all of the Earn-Out Securities are issued by Purchaser as a result of the Transaction Surviving Corporation achieving sixty million ($60,000,000) in gross revenues for fiscal year 2015, and (b) December 31, 2020 (the “Lock-Up Period”), the Restricted Holder will not, directly or indirectly:  (i) offer to sell, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale, enter into any swap or other arrangement that transfers to another in whole or in part any of the economic consequences of ownership of, lend or otherwise dispose of or transfer any Restricted Securities or any securities convertible into or exercisable or exchangeable for Restricted Securities, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any Restricted Securities (with the actions described in clause (i) or (ii) above being hereinafter referred to as a “Disposition”). The foregoing restrictions are expressly agreed to preclude the Restricted Holder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any of the Restricted Securities of the Restricted Holder during the Lock-Up Period, even if such securities would be disposed of by someone other than the Restricted Holder.

(b)           Notwithstanding anything contained herein to the contrary, the Restricted Holder shall be permitted to engage in any Disposition where the other party to such Disposition is an affiliate as long as such affiliate executes a joinder to this Agreement.

2.             Representations of Restricted Holder.  The Restricted Holder hereby represents and warrants that the Restricted Holder has full power and authority to enter into this Agreement.  The Restricted Holder hereby represents and warrants that this Agreement constitutes the legal, valid and binding obligation of the Restricted Holder, enforceable in accordance with its terms and binding upon its successors, assigns and personal representatives.  Upon request, the Restricted Holder will execute any additional documents necessary in connection with enforcement hereof.  The Restricted Holder understands that the Purchaser is entering into the Merger Agreement in reliance upon this Agreement.

3.            Restriction of Shares. The Restricted Securities will, upon issuance, be held by the Purchaser’s transfer agent as restricted securities with the legend set forth in Section 4(a) and a notation on the account that the Restricted Securities cannot be transferred without the consent of Purchaser.  Upon termination of the Lock-Up Period, following the transfer agent’s receipt of appropriate instructions from the Restricted Holder or the Restricted Holder’s broker and a consent to transfer from Purchaser (which consent shall not be unreasonably withheld or delayed), the transfer agent shall release the Restricted Securities to the Restricted Holder or the Restricted Holder’s broker, as applicable, and the lock up restrictions on the Restricted Securities will no longer apply.

4.             Legends; Stop Transfer Instructions.

(a)      In addition to any legends to reflect applicable transfer restrictions under federal or state securities laws, each stock certificate representing Restricted Securities shall be stamped or otherwise imprinted with the following legend:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT, DATED AS OF __________, 2013, BETWEEN THE HOLDER HEREOF AND THE ISSUER AND MAY ONLY BE SOLD OR TRANSFERRED IN ACCORDANCE WITH THE TERMS THEREOF.”

(b)      The Purchaser and any duly appointed transfer agent for the registration or transfer of the Restricted Securities are hereby authorized to decline to make any transfer of securities if such transfer is not in compliance with Section 3 or would otherwise constitute a violation or breach of this Agreement.  The Restricted Holder hereby agrees and consents to the entry of stop transfer instructions with the Purchaser’s transfer agent and registrar against the transfer of the Restricted Securities or securities convertible into or exchangeable for Restricted Securities held by the Restricted Holder except in compliance with this Agreement.

4.             Miscellaneous.

(a)           Specific Performance.  The Restricted Holder agrees that in the event of any breach or threatened breach by the Restricted Holder of any covenant, obligation or other provision contained in this Agreement, then the Purchaser shall be entitled (in addition to any other remedy that may be available to the Purchaser) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach.  The Restricted Holder further agrees that neither the Purchaser nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and the Restricted Holder irrevocably waives any right that he, she, or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)           Other Agreements.  Nothing in this Agreement shall limit any of the rights or remedies of the Purchaser under the Merger Agreement, or any of the rights or remedies of the Purchaser or any of the obligations of the Restricted Holder under any other agreement between the Restricted Holder and the Purchaser or any certificate or instrument executed by the Restricted Holder in favor of the Purchaser; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or any of the obligations of the Restricted Holder under this Agreement.

(c)           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Purchaser: BGS Acquisition Subsidiary, Inc. 20 West 55th Street, 2nd Floor New York, NY 10009 Attention: Cesar Baez Telecopy: No Telecopy Available Email: cesar@baez.com	with a copy to (which copy shall not constitute notice hereunder): Duane Morris LLP 30 S. 17th Street Philadelphia, PA 19103 Attention: Darrick Mix Telecopy: 215-409-2906 Email: dmix@duanemorris.com

If to the Restricted Holder: Black Diamond Holdings, LLC 1610 Wynkoop Street, STE 400 Denver, CO 80202 Attention: Patrick Imeson Telecopy: 303-957-5536 Email: Patrick.Imeson@bdfin.com with a copy to (which copy shall not
constitute notice hereunder):

Messner Reeves LLP
1430 Wynkoop Street, Suite 300
Denver, CO 80202
Attention:  Steven N. Levine
Telecopy:  303-623-0552
Email:  slevine@messner.com

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(d)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(e)           Applicable Law; Jurisdiction.  THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.  In any action between or among any of the parties arising out of this Agreement, (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts having jurisdiction over New York County, New York; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court having jurisdiction over New York County, New York; (iii) each of the parties irrevocably waives the right to trial by jury; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with this Agreement.

(f)           Waiver; Termination.  No failure on the part of the Purchaser to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Purchaser in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  The Purchaser shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Purchaser; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(g)           Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h)           Further Assurances.  The Restricted Holder hereby represents and warrants that the Restricted Holder has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the Restricted Holder, enforceable in accordance with its terms.  The Restricted Holder shall execute and/or cause to be delivered to the Purchaser such instruments and other documents and shall take such other actions as the Purchaser may reasonably request to effectuate the intent and purposes of this Agreement.

(i)           Entire Agreement.  This Agreement and the Merger Agreement collectively set forth the entire understanding of the Purchaser and the Restricted Holder relating to the subject matter hereof and supersede all other prior agreements and understandings between the Purchaser and the Restricted Holder relating to the subject matter hereof.

(j)           Non-Exclusivity.  The rights and remedies of the Purchaser hereunder are not exclusive of or limited by any other rights or remedies which the Purchaser may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

(k)           Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Restricted Holder.

(l)           Assignment.  This Agreement and all obligations of the Restricted Holder hereunder are personal to the Restricted Holder and may not be transferred or delegated by the Restricted Holder at any time.  The Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity without obtaining the consent or approval of the Restricted Holder.

(m)           Binding Nature.  Subject to Section 4(l) above, this Agreement will inure to the benefit of the Purchaser and its successors and assigns and will be binding upon the Restricted Holder and the Restricted Holder’s representatives, executors, administrators, estate, heirs, successors and assigns.

(n)           Survival.  Each of the representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the Merger.

(o)           Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original and both of which shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

PURCHASER:
BGS ACQUISITION SUBSIDIARY, INC.

Name:
Title:

RESTRICTED HOLDER:
BLACK DIAMOND HOLDINGS LLC

Name:
Title:

[Signature Page to Lock-Up Agreement]